Exhibit 10.2

SONIC AUTOMOTIVE, INC.

CHANGE IN CONTROL AGREEMENT

THIS CHANGE IN CONTROL AGREEMENT (this “Agreement”) is entered into by and between SONIC AUTOMOTIVE, INC., a Delaware corporation (the “Company”), and [NAME OF OFFICER] (the “Executive”), effective as of [DATE] (the “Effective Date”).

WITNESSETH

WHEREAS, the Executive serves the Company in the position of [POSITION] and the Company views the Executive as a key employee in connection with the conduct of its businesses;

WHEREAS, the Company desires to continue to employ the Executive in [his] [her] capacity as [POSITION], and the Executive desires to continue such employment;

WHEREAS, the Company has determined that it is in the best interests of the Company and its shareholders to take steps intended to assure that the Company will have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a change in control of the Company; and

WHEREAS, the Company believes that it is imperative to endeavor to diminish the inevitable distraction of the Executive created by a pending or threatened change in control by mitigating the personal tax consequences he may face in such circumstance, and to encourage the Executive’s full attention and dedication to the Company currently and in the event of any pending or threatened change in control;

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants contained herein, and other good and valuable consideration the receipt and adequacy of which the parties hereby acknowledge, the Company and the Executive hereby agree as follows:

1. Tax Gross-Up Payment. Notwithstanding any provision of any plan, policy, program, arrangement or agreement of the Company to the contrary, if any of the payments or benefits provided or to be provided by the Company or its affiliates to the Executive or for the Executive’s benefit pursuant to the terms of this Agreement or otherwise (the “Covered Payments”) constitute parachute payments (the “Parachute Payments”) within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and will be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any interest or penalties with respect to such excise tax (such excise tax together with any such interest or penalties referred to collectively as the “Excise Tax”), then the Company shall pay to the Executive an additional amount (the “Gross-Up Payment”) equal to the sum of the Excise Tax payable by the Executive, plus the amount necessary to put the Executive in the same after-tax position (taking into account any and all applicable federal, state, and local income, employment and excise taxes, including without limitation the Excise Tax and all such taxes imposed on the Gross-Up Payment) in which the Executive would have been if the Executive had not incurred any tax liability under Section 4999 of the Code.

2. Calculation Procedures. All calculations and determinations required under Section 1 of this Agreement shall be made in writing in good faith by a “Big 4” or other nationally recognized independent accounting firm reasonably acceptable to the Company and the Executive (the “Accounting Firm”), which shall provide detailed supporting calculations to the Company and the Executive. The Company and the Executive shall provide the Accounting Firm with such information and documents as the Accounting Firm may reasonably request in order to make any such calculation or determination. The Company and the Executive also agree to cooperate generally and in good faith regarding such determinations. For purposes of making the calculations and determinations required by this Agreement, the Accounting Firm may rely on reasonable, good faith assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Section 280G of the Code and Section 4999 of the Code. For purposes of Section 1, the Accounting Firm shall assume that the Executive pays federal income tax at the highest marginal rate of federal income taxation in the applicable year and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive’s residence in the applicable year, net of the maximum reduction in federal income taxes that could be obtained from deduction of such state and local taxes. The Accounting Firm’s determinations shall be final and binding on the Company and the Executive. The Company shall be responsible for all fees and expenses incurred by the Accounting Firm in connection with the calculations and determinations required by Section 1 of this Agreement.

3. Timing of Gross-Up Payment. In general, the Company shall make any Gross-Up Payment due to the Executive under Section 1 of this Agreement prior to the time the Excise Tax is required to be paid by the Executive or withheld by the Company; provided, however, that in any event, the Gross-Up Payment shall be made by the end of the Executive’s taxable year next following the Executive’s taxable year during which the Executive remits the Excise Tax related to the Gross-Up Payment.

4. Underpayments and Overpayments

(a) In light of the uncertainty in applying Section 4999 of the Code, if it is subsequently determined that the Gross-Up Payment is not sufficient to put the Executive in the same after-tax position (taking into account any and all applicable federal, state, and local income, employment and excise taxes, including without limitation the Excise Tax and such taxes imposed on the Gross-Up Payment) in which the Executive would have been if the Executive had not incurred the Excise Tax, then the Company shall promptly pay to or for the benefit of the Executive such additional amounts as are necessary to put the Executive in the same after-tax position that the Executive would have been in if the Excise Tax had not been imposed (the “Underpayment”), in accordance with the payment timing provisions of Section 3. The Executive shall notify the Company in writing (to the attention of the Chief Financial Officer and of the General Counsel) of any claim by the Internal Revenue Service (the “IRS”) which, if successful, would require the Company to make a Gross-Up Payment (or a Gross-Up Payment in excess of that, if any, initially determined) within ten days of the receipt of such claim. If the Company decides to contest such claim, the Company shall bear the costs and expenses of such action, and the Executive shall cooperate fully with the Company in such action.

(b) In the event that a written ruling of the IRS or a final, binding ruling of any other governmental authority, is obtained by or on behalf of the Company or the Executive, which provides that the Executive is not required to pay, or is entitled to a refund with respect to, all or a portion of the Excise Tax (including as a result of the Company’s action to contest a claim of the IRS as described in Section 4(a)), then the Executive shall reimburse the Company an amount equal to the Gross-Up Payment, less any amounts which remain payable by or are not refunded to the Executive, within 14 days of the date of the IRS determination or the date the Executive receives the refund, as applicable.

(c) The Executive and the Company shall reasonably cooperate with each other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for the Excise Tax.

(d) Notwithstanding anything herein to the contrary, in the event the Executive becomes entitled to a reimbursement of expenses incurred due to a tax audit or litigation addressing the existence or amount of the Excise Tax, any such reimbursement shall be made by the end of the Executive’s taxable year next following the Executive’s taxable year during which the Excise Tax that is the subject of the audit or litigation is remitted to the taxing authority, or where as a result of such audit or litigation no taxes are remitted, the end of the Executive’s taxable year next following the Executive’s taxable year during which the audit is completed or there is a final and non-appealable settlement or other resolution of the litigation.

IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the day and year first above written.

SONIC AUTOMOTIVE, INC.

By:
Name:
Title:

[NAME OF OFFICER]

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